Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, JANUARY 12, 2012 Contact: David Vander Ploeg Executive VP and CFO 920-882-5854

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

School Specialty, Inc. Appoints Michael P. Lavelle as New President and CEO

Greenville, WI, January 12, 2012- School Specialty, Inc. (NASDAQ:SCHS) announced that Michael P. Lavelle has been appointed as its President and CEO effective today.  He has also been appointed to the School Specialty, Inc. Board of Directors.  Mr. Lavelle, 42, most recently served as the President of the Education Group of Houghton Mifflin Harcourt, the largest K-12 education company in the United States.  Mr. Lavelle will replace David J. Vander Zanden, who announced in the Spring of 2011 his intention to retire.  Mr. Vander Zanden will remain on the Company’s Board of Directors.

During his 11-year term at Houghton Mifflin Harcourt, Mr. Lavelle served in a number of leadership positions with increasing levels of complexity and scope, and led the efforts to acquire and combine several leading industry brands to form the largest K-12 education company in the United States.  In his most recent position, Mr. Lavelle was responsible for operations and approximately 90% of Houghton Mifflin Harcourt’s revenues spanning U.S. and international markets.  Mr. Lavelle also previously served as President of the K-12 and Elementary Divisions of Houghton Mifflin Harcourt.  Prior to working at Houghton Mifflin Harcourt, he was the Chief Financial Officer of John Zink Company, a portfolio company of Koch Industries.

“Mike is a strategic leader with a proven ability to build and grow brands, bring new products to the market, develop innovative products and capitalize on digital platforms to successfully drive brand awareness,” said Terry Lay, Chairman of the Board of Directors of School Specialty, Inc.  “With the combination of his strong education industry background, leadership capabilities, financial experience and ability to build strong management teams, we determined that Mike would be the best person to lead School Specialty in the quickly changing education industry.”

“We would also like to thank Dave Vander Zanden for his many contributions to School Specialty over the last 13 years.  We look forward to continuing to serve with him on the Board and wish him well in retirement,” said Lay.

“I am very excited to join School Specialty to lead the next phase of evolution and growth.  I look forward to working with the Company’s leadership team and talented employees to build on its strong brands and continue to position School Specialty as a leader in the education marketplace,” said Mr. Lavelle.

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Pursuant to his employment agreement, Mr. Lavelle is entitled to receive grants of restricted stock and options.  Due to limitations under the 2008 Equity Incentive Plan, one of these options will be an inducement grant to purchase 75,000 shares of the Company’s common stock.  The exercise price of the option will be the closing price on January 12, 2012.  The option will become exercisable with respect to one-third of the shares subject to the option on the date that Mr. Lavelle purchases shares of Company common stock of the Company with an aggregate purchase price of $400,000, and one-third on each of the first and second anniversaries of that date, subject to Mr. Lavelle’s continued employment.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn.  The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.